VANGUARD WINDSOR II FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                              EFFECTIVE MAY 1, 2006

This Addendum amends Section 13.1 of Schedule A of the Investment Advisory Agreement dated December 1, 2003 between Vanguard Windsor Funds (the "Trust") and Hotchkis and Wiley Capital Management, LLC ("H&W," or the "Advisor") for the management of a portion of Vanguard Windsor II Fund (the "Fund"), a series of the Trust, as follows:

A. AMENDMENT

1.1. CALCULATION OF THE BASE FEE. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate (shown below) to the average daily net assets of the H&W Portfolio during such fiscal quarter, and dividing the result by four. The Fund's fiscal quarter ends are the months ending January, April, July, and October.

                        Annual Percentage Rate Schedule
                        -------------------------------
                Average Net Assets     Annual Percentage Rate
                ------------------     ----------------------






In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the H&W Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

B. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

HOTCHKIS AND WILEY CAPITAL                              VANGUARD WINDSOR FUNDS
MANAGEMENT, LLC


/S/ Nancy D. Celick             6/8/06       /S/ John J. Brennan     6/7/06
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Signature                       Date         Signature               Date

NANCY D. CELICK                              JOHN J. BRENNAN
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